UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2011

SEITEL INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14488

DE	76-0025431
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10811 S. Westview Circle, Building C, Suite 100, Houston, TX 77043
(Address of principal executive offices, including zip code)

713-881-8900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Seitel, Inc. (the "Company") believes in good faith that not all conditions to occurrence of a triggering event under this Item 2.04 have occurred in connection with the excess cash flow offer reported below under Item 8.01. The Company's payment obligations under the indenture for its 11.75% Senior Notes due 2011 (the "Note(s)"), entered into as of July 2, 2004 and as amended January 31, 2007 (the "Indenture"), shall not change unless and until a Note holder elects to participate in the excess cash flow offer, properly tenders and does not thereafter withdraw its Note(s) before the expiration of the excess cash flow offer.

Item 8.01.    Other Events

On March 30, 2011, the Company offered to purchase any and all of the outstanding Notes. The Company is required by the terms of the Indenture to make this offer because the Company generated excess cash flow (as defined in the Indenture) for the year ended 2010. The offer expires at 5:00 p.m., New York City time, on April 29, 2011. The cash payment required to complete the tender is $1,035.25, which includes accrued and unpaid interest, for each $1,000 of Notes validly tendered and not withdrawn. Payment for any Notes that are accepted for purchase is expected to occur on May 3, 2011.

The Company is required by the terms of its indenture for the Notes to make this offer because the company generated excess cash flow (as defined in the indenture) for the year ended 2010 in excess of $5.0 million. The terms of the indenture require an offer to purchase Notes with an amount equal to 50 percent of the excess cash flow, at a purchase price equal to 100 percent of the principal amount of the Notes, plus accrued and unpaid interest. The aggregate purchase price (including principal and interest) will not exceed $2,070,500. If Notes are not tendered for the entire amount of the offer, the remaining 50 percent of the excess cash flow will be available for any use not otherwise prohibited by the indenture.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEITEL INC

Date: March 30, 2011	By:	/s/ Marcia H. Kendrick
Marcia H. Kendrick
Executive Vice President and Chief Financial Officer